                                  June 21, 2006

Bear Stearns Commercial Mortgage Securities Inc.
383 Madison Avenue
New York, NY 10179

Re: Bear Stearns Commercial Mortgage Securities Trust 2006-PWR12 Commercial
    Mortgage Pass-Through  Certificates, Series 2006-PWR12

Ladies and Gentlemen:

                  We have acted as special counsel to Bear Stearns Commercial
Mortgage Securities Inc. (the "Company") in connection with the proposed sale by the Company and purchase by Bear, Stearns & Co. Inc. and Morgan Stanley & Co.
Incorporated (together, the "Underwriters") of the Bear Stearns Commercial
Mortgage Securities Trust 2006-PWR12 Series 2006-PWR12 Commercial Mortgage
Pass-Through Certificates, Class A-1, Class A-2, Class A-3, Class A-AB, Class
A-4, Class A-1A, Class A-M and Class A-J (the "Securities"), pursuant to the terms of the Underwriting Agreement, dated June 8, 2006 (the "Underwriting
Agreement"), among the Company and the Underwriters. The Securities are being issued pursuant to a Pooling and Servicing Agreement, dated as of June 1, 2006
(the "Pooling and Servicing Agreement"), among the Company, Wells Fargo Bank,
National Association, as a master servicer, certificate administrator and tax administrator, Prudential Asset Resources, Inc., as a master servicer and as loan specific special servicer, ARCap Servicing Inc., as general special servicer, and LaSalle Bank National Association, as trustee. This letter is being delivered at the request of the Company pursuant to Section 6(b)(iii) of the Underwriting Agreement. Capitalized terms used herein but not defined herein have the respective meanings given them in the Underwriting Agreement.

                  In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Underwriting Agreement, the Pooling and
Servicing Agreement, and such certificates, corporate and public records, agreements and instruments and other documents, including, among other things, the documents delivered on the date hereof, as we have deemed appropriate as a basis for the opinions expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as

originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Securities and Exchange Commission (the
"Commission") through the Commission's Electronic Data Gathering, Analysis and
Retrieval System to the printed document reviewed by us, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to matters of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, the representations and warranties contained in the Underwriting Agreement and the Pooling and Servicing Agreement and we
have relied upon certificates and oral or written statements and other information obtained from the Company, the other parties to the transaction referenced herein, and public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company and others in connection with the preparation and delivery of this letter.

                  In particular, we have examined and relied upon:

                  1. The Underwriting Agreement; and

                  2. The Pooling and Servicing Agreement.

                  Items 1 to 2 above are referred to in this letter as the
"Transaction Documents".

                  We have also assumed that all documents, agreements and
instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments are legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms. As used herein, "to our knowledge", "known to us" or words of similar import mean the actual knowledge, without independent investigation, of any lawyer in our firm actively involved in the transactions contemplated by the Underwriting Agreement.

                  We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York and, to the extent expressly referred to in this letter, the federal laws of the United States of America.

                  Based upon and subject to the foregoing, we are of the opinion that:

                  1. The Securities, when duly executed, authenticated and
              delivered by the Trustee in the manner contemplated in the Pooling and Servicing Agreement and paid for by and sold to the
              Underwriters pursuant to the Underwriting Agreement, will be validly issued and outstanding, fully paid and non-assessable and entitled to the benefits provided by the Pooling and Servicing
              Agreement.

                  2. The descriptions of federal income tax consequences
              appearing under the heading "Certain Federal Income Tax
              Consequences" in the Prospectus and in the Prospectus Supplement
              accurately describe the material federal income tax consequences to holders of the Securities, under existing law and subject to the qualifications and assumptions stated therein. We also hereby confirm and adopt the opinions expressly set forth under such headings, under existing law and subject to the qualifications and assumptions stated therein.

                  We hereby consent to the filing of this letter as an exhibit to the Company's Registration Statement on Form S-3 (File No. 333-130789), as it
relates to the Securities, and to the reference to this firm under the headings
"Legal Matters" and "Certain Federal Income Tax Consequences" in the Prospectus
and in the Prospectus Supplement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the
Registration Statement under the provisions of the Securities Act of 1933, as amended.

                  In addition, we disclaim any obligation to update this letter for changes in fact or law, or otherwise.

                                          Very truly yours,

                                          /s/ Cadwalader, Wickersham & Taft LLP